SXC Health Solutions Corp.

Exhibit 99.1
SXC HEALTH SOLUTIONS ANNOUNCES
RECORD FIRST QUARTER FINANCIAL RESULTS
- Surpasses $1 billion in revenue and increases guidance -

Lisle, Illinois, May 5, 2011 - SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), a leading provider of technology and pharmacy benefit management (“PBM”) services, announces its financial results for the three-month period ended March 31, 2011.

Q1 2011 Highlights

•	Revenue grew $645.5 million, or 143% on a year over year basis to $1.1 billion, compared to $452.1 million in Q1 2010

•	Gross profit grew $13.3 million, or 27% on a year over year basis to $63.6 million, compared to $50.2 million in Q1 2010

•	Adjusted EBITDA¹ was $35.2 million compared to $27.7 million in Q1 2010

•	GAAP net income was $18.3 million, or $0.29 per share (fully-diluted), compared to $14.8 million, or $0.24 per share (fully-diluted), in Q1 2010

•	Non-GAAP adjusted EPS¹ (diluted), which excludes all transaction-related amortization, increased 27% or $0.07 to $0.33, compared to $0.26 in Q1 2010

•	Adjusted prescription claim volume[1] for the PBM segment was 21.3 million compared to 11.7 million in Q1 2010

•	Transaction processing volume for the HCIT segment was 99.2 million in Q1 2011 compared to 99.5 million in Q1 2010

•	Generic utilization increased to 77.7% compared to 73% in Q1 2010

•	Eligible mail penetration increased to 11.5% compared to 11% in Q1 2010

•	Successfully converted another HCIT client to PBM services in the quarter

•
Announced expanded relationship with Healthspring, to add approximately $1 billion in annual drug spend from their Bravo Health acquisition effective January 1, 2012, subsequent to the end of the quarter

•	Awarded the 2011 Rx Innovation Award from the Pharmacy Benefit Management Institute for informedRx

•	Announced a five-year sub-contract from HP Enterprise Services to provide PBM services to the State of Nevada's 180,000 Medicaid members, subsequent to the end of the quarter

•	Entered into a definitive agreement to acquire MedMetrics Health Partners, Inc. a full-service PBM and existing client of SXC, subsequent to the end of the quarter

•	Announced a three-year Health Care Information Technology (“HCIT”) service contract with Health Alliance Plan of Michigan, subsequent to the end of the quarter

•	Appointed Mark Thierer to Chairman of the Board of the Company

“Q1 was a record quarter for SXC as we surpassed $1 billion in revenue, a significant milestone in SXC's growth story,” said Mark Thierer, Chairman, President and CEO of SXC. “As we enter the 2011 selling season we have already secured a strong set of new HCIT accounts within the state and health plan segments. We are in a great position to compete for additional business with our flexible PBM offering which now includes an expanded specialty pharmacy unit and a foothold in the northeast region through our most recent acquisition.”

SXC Health Solutions Corp.

Financial Review
Revenue and gross profit segmented by PBM and HCIT:
SXC evaluates segment performance based on revenue and gross profit. A reconciliation of the Company's business segments to the consolidated financial statements for the three months ended March 31, 2011 and 2010 is as follows:

	PBM		HCIT		Consolidated
	2011	2010	2011	2010	2011	2010
Revenue	$1,071,923	$427,502	$25,729	$24,646	$1,097,652	$452,148
Cost of revenue	1,020,188	389,166	13,886	12,753	1,034,074	401,919
Gross profit	$51,735	$38,336	$11,843	$11,893	$63,578	$50,229
Gross profit %	4.8%	9.0%	46.0%	48.3%	5.8%	11.1%

PBM revenue was $1.1 billion for Q1 2011, compared to $427.5 million in Q1 2010. The increase in revenue is primarily due to the addition of HealthSpring and other new customers, the HCIT conversion in the quarter, as well as revenues generated from the acquisition of MedfusionRx, which closed on December 28, 2010.

HCIT revenue was $25.7 million for Q1 2011, compared to $24.6 million in Q1 2010. The increase was primarily due to an increase in revenues earned for transaction processing, offset by a decrease due to the successful conversion of another HCIT client to PBM services.

Gross Profit
Consolidated gross profit for Q1 2011 was $63.6 million, compared to $50.2 million in Q1 2010. The $13.3 million increase in gross profit was due primarily to incremental PBM revenues generated from the HealthSpring contract and MedfusionRx activity as compared to the same period in 2010. Gross margin as a percentage of revenue was 5.8% for Q1 2011, compared to 11.1% in Q1 2010. The change in gross margin is due to the implementation of HealthSpring as of January 1, 2011, which has a lower gross profit percentage than the historical rates for the PBM segment.

Product Development Costs
Product development costs for Q1 2011 were $3.4 million, compared to $3.1 million in Q1 2010. Product development continues to be a key focus of the Company as it pursues the enhancement of existing products, as well as the development of new offerings, to support its market expansion.

Selling, General and Administration (“SG&A”) Costs
SG&A costs for Q1 2011 were $27.4 million, compared to $21.3 million in Q1 2010. The increase is due to increased headcount to support business growth, as well as the impact of the operating costs from MedfusionRx.

Adjusted EBITDA¹
Q1 2011 adjusted EBITDA was $35.2 million, compared to $27.7 million in Q1 2010. The growth in adjusted EBITDA was due primarily to the launch of HealthSpring, the addition of MedFusionRx, new contract wins, HCIT-to-PBM customer conversions since Q1 2010, as well as improved purchasing efficiencies on prescription drugs.

SXC Health Solutions Corp.

Net Income
The Company reported Q1 2011 net income of $18.3 million, or $0.29 per share (fully-diluted), compared to $14.8 million, or $0.24 per share (fully-diluted) in Q1 2010. The effective tax rate in Q1 2011 was 33.2%, compared to a tax rate of 32.5% in Q1 2010.

Cash from Operations
In Q1 2011, the Company generated $0.8 million of cash from operations compared to using $2.7 million in Q1 2010. The amount of cash provided by operations during Q1 2011 is primarily due to the timing of payments to the pharmacies and the increased receivables related to the new business growth. Over the course of the year these timing issues are expected to normalize and SXC expects to continue to generate strong cash flow growth on a year-over-year basis.

At March 31, 2011 and December 31, 2010, SXC had cash and cash equivalents totalling $325.9 million and $321.3 million, respectively. The Company believes that its cash on hand, together with cash generated from operating activities will be sufficient to support planned operations for the foreseeable future.

2011 Full Year Financial Guidance
With today's announcement, SXC is revising its 2011 full year financial targets:

•	Revenue of $4.3 to $4.5 billion versus prior estimate of $3.5 to $3.7 billion

•	Adjusted EBITDA¹ of $165 to $171 million versus prior estimate of $161 to $167 million

•	GAAP EPS (fully-diluted) of $1.40 to $1.47 versus prior estimate of $1.35 to $1.42

•	Adjusted EPS[1] (fully-diluted) of $1.55 to $1.62 versus prior estimate of $1.50 to $1.57

•	(excluding all transaction-related amortization)

Notice of Conference Call
SXC will host a conference call on Thursday, May 5, 2011, at 8:30 a.m. ET to discuss its financial results. Mark Thierer, Chairman, President and CEO, and Jeff Park, EVP and CFO will co-chair the call. All interested parties can join the call by dialing 1-888-231-8191 or 647-427-7450. Please dial in 15 minutes prior to the call to secure a line. The conference call will be archived for replay until Thursday, May 12, 2011 at midnight. To access the archived conference call, please dial 1-800-642-1687 or 416-849-0833 and enter the reservation code 61558450.

A live audio webcast of the conference call will be available at www.sxc.com and www.newswire.ca. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast. An archived replay of the webcast will be available for 365 days.

1Non-GAAP Financial Measures
SXC reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). SXC's management also evaluates and makes operating decisions using various other measures. Two such measures are adjusted EPS and adjusted EBITDA, which are non-GAAP financial measures. SXC's management believes that these two measures provide useful supplemental information regarding the performance of SXC's business operations.

Adjusted EPS adds back the impact of all amortization expenses, net of tax. Acquisition-related amortization expense is a non-cash expense arising from the acquisition of intangible assets in connection with the acquisition. SXC excludes acquisition-related amortization expense from non-GAAP adjusted EPS because it believes (i) the

SXC Health Solutions Corp.

amount of such expenses in any specific period may not directly correlate to the underlying performance of SXC's business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contribute to revenue in the period presented as well as future periods and should also note that such expenses will recur in future periods.

Adjusted EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance prior to net interest income (expense), income taxes, depreciation, amortization and stock-based compensation expenses. Management believes it is useful to exclude depreciation, amortization and net interest income (expense) as these are essentially fixed amounts that cannot be influenced by management in the short term. In addition, management believes it is useful to exclude stock-based compensation as this is a non-cash expense.

The 2011 full year guidance of adjusted EBITDA was computed by taking the Company's estimated 2011 earnings before interest, taxes, depreciation and amortization as well as estimated stock-based compensation expense of approximately $8 million. Adjusted EPS was computed by taking the Company's GAAP EPS (fully-diluted) guidance and adding back the expected impact of all acquisition-related amortization expense totaling approximately $15 million (net of an estimated 34% tax rate).

Adjusted prescription claim volume equals SXC's Mail Service prescriptions multiplied by three, plus its retail and specialty prescriptions. The Mail Service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.

Management believes that adjusted EPS, adjusted EBITDA and adjusted prescription claim volume provide useful supplemental information to management and investors regarding the performance of the Company's business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company's core operating results. Note however, that these items are performance measures only, and do not provide any measure of the Company's cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliation of adjusted EPS and adjusted EBITDA.

Adjusted EPS and adjusted EBITDA do not have standardized meanings prescribed by GAAP. The Company's method of calculating these items may differ from the methods used by other companies and, accordingly, may not be comparable to similarly titled measures used by other companies. Reconciliation of adjusted EBITDA to net income and GAAP EPS (diluted) to adjusted EPS (diluted) are shown below:

Adjusted EBITDA	Three months ended March 31,
(in thousands)	2011	2010
	(unaudited)
Adjusted EBITDA	$35,199	$27,720

Amortization of Intangible Assets	(3,560)	(1,995)

Depreciation of Property & Equipment	(2,330)	(2,089)

Stock-Based Compensation	(1,683)	(1,264)

Interest income	166	149

Interest expense and other expense, net	(453)	(592)

Income Tax (Expense)	(9,068)	(7,137)

Net Income	$18,271	$14,792

SXC Health Solutions Corp.

Non-GAAP Adjusted EPS	Three months ended March 31,
(in thousands, except per share data)	2011	2010
	(unaudited)

Net Income (GAAP)	$18,271	$14,792

Amortization of Intangibles (Net of Taxes)	2,379	1,346

Net-Income, Excluding All Amortization	$20,650	$16,138

EPS (fully diluted), Excluding All Amortization	$0.33	$0.26

About SXC Health Solutions Corp.
SXC Health Solutions Corp. is a leading provider of pharmacy benefits management (PBM) services and Health Care Information Technology (HCIT) solutions to the healthcare benefits management industry. The Company's product offerings and solutions combine a wide range of PBM services and software applications, application service provider (ASP) processing services and professional services, designed for many of the largest organizations in the pharmaceutical supply chain, such as health plans, employers, federal, provincial, and, state and local governments, pharmacy benefit managers, retail pharmacy chains and other healthcare intermediaries. SXC is headquartered in Lisle, Illinois with multiple locations in the US and Canada. For more information please visit www.sxc.com.

Forward-Looking Statements
Certain statements included herein, including those that express management's expectations or estimates of our future performance, constitute "forward-looking statements" within the meaning of applicable securities laws.  Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies.  We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements.  Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our healthcare software solutions; interruption of our operations due to outside sources; our dependence on key customers; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; and potential write-offs of goodwill or other intangible assets. This list is not exhaustive of the factors that may affect any of our forward-looking statements. Other factors that should be considered are discussed from time to time in SXC's filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our 2010 Annual Report on Form 10-K and subsequent Form 10-Qs, which are available at www.sec.gov. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to SXC or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Certain of the assumptions made in preparing forward-looking information and management's expectations include: maintenance of our existing customers and contracts, our ability to market our products successfully to anticipated customers, the impact of increasing competition, the growth of prescription drug utilization rates at predicted levels, the retention of our key personnel, our customers continuing to process transactions at historical levels, that our systems will not be interrupted for any significant period of time, that our products will perform free of major errors, our ability to obtain financing on acceptable terms and that there will be no significant changes in the regulation of our business.

For more information, please contact:

Tony Perkins	Dave Mason	Susan Noonan
Investor Relations	Investor Relations - Canada	Investor Relations - U.S.
SXC Health Solutions, Inc.	The Equicom Group Inc.	SA Noonan Communications
(630) 577-4871	(416) 815-0700 ext. 237	(212) 966-3650
tony.perkins@sxc.com	dmason@equicomgroup.com	susan@sanoonan.com

SXC Health Solutions Corp.

SXC HEALTH SOLUTIONS CORP.
Consolidated Balance Sheets
(in thousands, except share data)

	March 31, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$325,929	$321,284
Restricted cash	13,802	13,790
Accounts receivable, net of allowance for doubtful accounts of $3,280 (2010 — $3,553)	200,493	122,175
Rebates receivable	33,927	34,249
Prepaid expenses and other assets	5,671	4,888
Inventory	10,919	8,736
Income tax recoverable	923	5,285
Deferred income taxes	6,349	6,647
Total current assets	598,013	517,054
Property and equipment, net of accumulated depreciation of $32,731 (2010 — $35,861)	19,798	20,896
Goodwill	220,813	220,597
Other intangible assets, net of accumulated amortization of $35,246 (2010 — $31,687)	52,723	56,282
Deferred income taxes	562	665
Other assets	2,511	1,296
Total assets	$894,420	$816,790

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$37,470	$30,930
Customer deposits	15,317	15,376
Salaries and wages payable	8,076	12,833
Accrued liabilities	19,102	21,652
Pharmacy benefit management rebates payable	61,204	61,364
Pharmacy benefit claim payments payable	137,319	84,599
Deferred revenue	11,707	11,177
Total current liabilities	290,195	237,931
Deferred income taxes	15,703	15,111
Other liabilities	10,231	10,492
Total liabilities	316,129	263,534
Shareholders’ equity
Common shares: no par value, unlimited shares authorized; 61,876,578 shares issued and outstanding at March 31, 2011 (December 31, 2010 — 61,602,997 shares)	385,775	381,736
Additional paid-in capital	27,698	24,973
Retained earnings	164,818	146,547
Total shareholders’ equity	578,291	553,256
Total liabilities and shareholders’ equity	$894,420	$816,790

SXC Health Solutions Corp.

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2011	2010
	(unaudited)
Revenue:
PBM	$1,071,923	$427,502
HCIT	25,729	24,646
Total revenue	1,097,652	452,148
Cost of revenue:
PBM	1,020,188	389,166
HCIT	13,886	12,753
Total cost of revenue	1,034,074	401,919
Gross profit	63,578	50,229
Expenses:
Product development costs	3,360	3,073
Selling, general and administrative	27,438	21,308
Depreciation of property and equipment	1,594	1,481
Amortization of intangible assets	3,560	1,995
	35,952	27,857
Operating income	27,626	22,372
Interest income	(166)	(149)
Interest expense and other expense, net	453	592
Income before income taxes	27,339	21,929
Income tax expense:
Current	8,609	5,529
Deferred	459	1,608
	9,068	7,137
Net income	$18,271	$14,792
Earnings per share:
Basic	$0.30	$0.25
Diluted	$0.29	$0.24
Weighted average number of shares used in computing earnings per share:
Basic	61,801,036	60,187,002
Diluted	63,532,241	62,159,768

SXC Health Solutions Corp.

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2011	2010
	(unaudited)
Cash flows from operating activities:
Net income	$18,271	$14,792
Items not involving cash:
Stock-based compensation	1,683	1,264
Depreciation of property and equipment	2,330	2,089
Amortization of intangible assets	3,560	1,995
Deferred lease inducements and rent	(122)	(121)
Deferred income taxes	459	1,608
Tax benefit on stock-based compensation plans	(3,323)	(4,082)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(78,169)	(11,288)
Rebates receivable	322	(14,500)
Restricted cash	(12)	(136)
Prepaid expenses and other assets	(778)	(159)
Inventory	(2,183)	(1,133)
Income tax recoverable	8,219	3,643
Accounts payable	6,532	(2,383)
Accrued liabilities	(7,782)	(10,734)
Pharmacy benefit claim payments payable	52,720	2,337
Pharmacy benefit management rebates payable	(160)	11,997
Deferred revenue	523	1,388
Customer deposits	(59)	651
Other	(1,249)	105
Net cash provided (used) by operating activities	782	(2,667)
Cash flows from investing activities:
Purchases of property and equipment	(1,198)	(970)
Proceeds from sales of short term investments	—	6,828
Purchases of short term investments	—	(2,208)
Net cash (used) provided by investing activities	(1,198)	3,650
Cash flows from financing activities:
Tax benefit on stock-based compensation plans	3,323	4,082
Proceeds from exercise of options	1,758	3,767
Net cash provided by financing activities	5,081	7,849
Effect of foreign exchange on cash balances	(20)	39
Increase in cash and cash equivalents	4,645	8,871
Cash and cash equivalents, beginning of period	321,284	304,370
Cash and cash equivalents, end of period	$325,929	$313,241